Balance Sheet

CONSOLIDATED BALANCE SHEET (ChGAAP)
(Figures in thousands of Ch$ as of December 31, 2006)

ASSETS			2006	2005	LIABILITIES			2006	2005
			Ch$	Ch$				Ch$	Ch$
CURRENT ASSETS					CURRENT LIABILITIES
	Cash and banks		10,074,960	6,424,238		Banks and financial institutions - short-term
	Time deposits		27,543,715	86,753,294		Banks and financial institutions - current maturities		2,005,114	1,347,294
	Marketable securities		16,263,602	16,078,005		Promisory Notes		0	58,285,826
	Trade receivables		176,310,318	151,965,200		Debentures		1,839,758	113,712,131
	Notes receivable		4,125,379	3,433,457		Current maturities of other long-term liabilities		11,722	16,862
	Sundry debtors		10,524,404	12,271,773		Dividends payable		1,598,709	1,755,595
	Due from related companies		17,421,462	14,546,828		Accounts payable		107,216,258	78,087,761
	Inventories		5,259,293	2,867,731		Other creditors		13,926,967	20,939,772
	Refundable taxes		2,965,213	4,731,578		Due to related companies		33,007,160	26,408,461
	Prepaid expenses		922,191	2,655,976		Provisions		8,381,697	10,299,309
	Deferred taxes		13,932,290	11,930,838		Withholdings		16,586,668	12,584,338
	Other current assets		10,948,558	11,333,038		Unearned income		10,099,258	10,981,319
						Other current liabilities		0	849,241

		Total current assets	296,291,385	324,991,956			Total current liabilities	194,673,311	335,267,909

FIXED ASSETS					LONG-TERM LIABILITIES
	Land		27,858,064	27,852,723
	Construction and infrastructure works		785,112,256	791,790,968		Banks and financial institutions		331,380,831	326,873,609
	Machinery and equipment		2,762,527,493	2,723,729,586		Debentures		66,141,943	12,453,342
	Other fixed assets		316,701,911	264,559,181		Sundry creditors		28,210,503	26,013,822
	Technical revaluation		9,463,656	9,948,548		Provisions		35,525,488	36,078,910
	Less: accumulated depreciation		2,672,072,073	2,490,072,578		Deferred Taxes		55,064,116	59,588,547
		Fixed assets-net	1,229,591,307	1,327,808,428		Other long-term liabilities		3,788,895	4,095,910

							Total long term liabilities	520,111,776	465,104,140
					MINORITY INTEREST			1,230,287	1,670,081

OTHER ASSETS					EQUITY
	Investments in related companies		8,109,310	7,996,697		Paid-in capital		890,894,953	931,859,276
	Investments in other companies		4,179	4,179		Other reserves		-3,000,511	-1,788,017
	Goodwill		15,954,977	18,838,807		Retained earnings:		12,866,433	14,940,840
	Long-term debtors		13,607,076	15,706,980			Prior years	0	0
	Intangibles		53,232,441	49,902,875			(Losses) Income for the period	23,353,046	25,712,170
	Amortization (less)		17,959,777	12,093,163			Interim dividend (less)	10,486,613	10,771,330
	Other long-term assets		17,945,351	13,897,470

		Total other assets	90,893,557	94,253,845			Total equity	900,760,875	945,012,099

TOTAL ASSETS			1,616,776,249	1,747,054,229	TOTAL LIABILITIES AND EQUITY			1,616,776,249	1,747,054,229

Última actualización 26/01/07
Por Telefónica CTC Chile